EXHIBIT 2

TRANSACTIONS

The following table sets forth all transactions with respect to Shares effected in the last sixty days by the Corvex Persons or on behalf of the Corvex Persons in respect of the Shares, inclusive of any transactions effected through 4:00 p.m., New York City time, on October 18, 2019. Except as otherwise noted below, all such transactions were purchases of securities effected in the open market, and the table includes commissions paid in per share prices.

NATURE OF TRANSACTION	DATE OF TRANSACTION	AMOUNT OF SECURITIES	PRICE PER SHARE
Purchase of Common Stock	8/28/2019	40,662	33.80
Purchase of Common Stock	9/4/2019	7,776	35.23
Purchase of Common Stock	9/5/2019	35,970	36.53
Purchase of Common Stock	9/6/2019	100,000	36.89
Purchase of Common Stock	9/9/2019	178,404	35.73
Purchase of Common Stock	9/10/2019	86,276	34.93
Purchase of Common Stock	9/11/2019	41,079	35.33
Purchase of Common Stock	9/12/2019	55,000	35.90
Purchase of Common Stock	9/13/2019	40,465	36.13
Purchase of Common Stock	9/16/2019	19,376	36.39
Purchase of Common Stock	9/17/2019	50,000	36.72
Purchase of Common Stock	9/18/2019	21,543	36.21
Purchase of Common Stock	9/19/2019	9,903	36.94
Purchase of Common Stock	9/20/2019	1,500	36.98
Purchase of Common Stock	9/23/2019	4,200	36.83
Purchase of Common Stock	9/24/2019	90,000	36.11
Purchase of Common Stock	9/25/2019	14,007	36.36
Purchase of Common Stock	9/26/2019	9,233	36.84
Purchase of Common Stock	9/27/2019	49,259	36.36
Purchase of Common Stock	9/30/2019	10,500	36.83
Purchase of Common Stock	10/2/2019	2,700	36.85
Purchase of Common Stock	10/10/2019	667,566	25.83
Purchase of Common Stock	10/11/2019	445,000	24.84
Purchase of Common Stock	10/14/2019	151,224	25.80
Purchase of Common Stock	10/15/2019	66,300	25.83
Purchase of Common Stock	10/16/2019	104,128	26.27
Purchase of Common Stock	10/17/2019	75,000	26.22
Purchase of Common Stock	10/18/2019	198,348	24.77